UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2017
(Date of earliest event reported)

Wabash National Corporation

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana	47905	765-771-5310
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2017, Richard J. Giromini, Chief Executive Officer of Wabash National Corporation (the “Company” or “Wabash National”), notified the Company that he will step down from his position as Chief Executive Officer on June 1, 2018. Mr. Giromini is expected to then continue his employment with the Company through June 1, 2019 to assist in the leadership transition. On June 1, 2019, Mr. Giromini will retire from the Company, and he will not stand for reelection to the Board at the 2019 Annual Meeting.

The Company issued a press release on December 15, 2017 announcing Mr. Giromini’s plan to step down as Chief Executive Officer. Additionally, the press release announced the Board’s appointment of Mr. Brent L. Yeagy, age 47 and the Company’s current President and Chief Operating Officer and a member of the Board of Directors, to serve as the Company’s President and Chief Executive Officer effective June 2, 2018. Since joining Wabash National in 2003, Mr. Yeagy has served in a series of progressively more responsible general management positions. In 2007, Mr. Yeagy was appointed Vice President of Van Manufacturing, and he served in that role until he was appointed Vice President and General Manager for the Commercial Trailer Products Group in January 2010. He was appointed Senior Vice President – Group President of the Commercial Trailer Products Group in June 2013 and has served as President and Chief Operating Officer and as a director since October 2016. In connection with his appointment, the Company has not entered into an employment agreement or new compensation terms with Mr. Yeagy. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

To receive the benefit of Mr. Giromini’s continued service to Wabash National for an additional year after he steps down as Chief Executive Officer (the “continued employment period”), the Compensation Committee approved and Wabash National entered into a transition agreement with Mr. Giromini on December 14, 2017 (the “Transition Agreement”). The Transition Agreement is attached as Exhibit 10.1 to this report, and the following description is qualified by reference to such exhibit. The Transition Agreement supersedes Mr. Giromini’s existing employment agreement dated as of December 31, 2010. Under the Transition Agreement, after Mr. Giromini steps down as Chief Executive Officer on June 1, 2018, he will continue his employment in a non-executive position through June 1, 2019, to assist in the Company’s leadership transition. The Transition Agreement provides that Mr. Giromini’s annual base salary shall be $600,000, and he shall be eligible to continue to participate in the Company’s 2018 Short Term Incentive Plan maintained by the Company for the remainder of the bonus year, from June 2, 2018 through December 31, 2018, at the same target percentage and subject to the same performance goals established by the Compensation Committee at the beginning of the annual performance period. He will not be eligible to participate in the Company’s 2019 Short Term Incentive Plan. Additionally, after he steps down as Chief Executive Officer, Mr. Giromini is not expected to receive further long term equity incentive awards. Mr. Giromini’s current health and welfare benefits and other executive perquisites will continue unchanged during the continued employment period. If nominated for and elected to the Board of Directors for an additional one-year term at the 2018 Annual Meeting, Mr. Giromini will not receive compensation for services as a Director.

Under the Transition Agreement, if Mr. Giromini is terminated without cause (including for disability) on or before June 1, 2019, he will be entitled to receive all cash compensation in a lump sum, and continuation of all benefits, set forth under the Transition Agreement, and his equity awards will be treated in accordance with the Company’s Retirement Benefit Plan, which is described in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders. In consideration of the benefits provided by the Transition Agreement, the Transition Agreement includes employment and post-employment restrictive covenants, releases and waiver of claims provisions.

Upon Mr. Giromini’s retirement from the Company on June 1, 2019, all previously granted equity awards will be treated in a manner consistent with the Company’s Retirement Benefit Plan. Additionally, upon his retirement, no additional compensation is payable other than accrued and deferred compensation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Transition Agreement, dated December 14, 2017, by and between Wabash National Corporation and Richard J. Giromini.

99.1	Press Release, dated December 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: December 15, 2017	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor Senior Vice President and Chief Financial Officer

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